Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 30, 2017	Financial Contact: Christian Rothe, 612-623-6205 Media Contact: Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com
Graco Reports Record Fourth Quarter and Full-Year Sales
Non-cash Impairment Charge of $192 million

MINNEAPOLIS (January 30, 2017) - Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 30, 2016.

Summary
$ in millions except per share amounts
	Quarter Ended			Year Ended
	Dec 30, 2016	Dec 25, 2015	% Change	Dec 30, 2016	Dec 25, 2015	% Change
Net Sales	$349.1	$325.6	7%	$1,329.3	$1,286.5	3%
Operating Earnings (Loss)	(106.9)	76.1	(240)%	113.9	302.1	(62)%
Net Earnings (Loss)	(104.2)	53.5	(295)%	40.7	345.7	(88)%
Diluted Net Earnings (Loss) per Common Share	$(1.83)	$0.94	(295)%	$0.71	$5.86	(88)%
Diluted Net Earnings per Common Share, adjusted (1)	$1.00	$0.93	8%	$3.55	$3.46	3%
(1) Excludes effects of non-cash impairment charges recorded in the fourth quarter of 2016 and the net investment income from the Liquid Finishing businesses sold in the second quarter of 2015. See adjusted financial results below for a reconciliation of the adjusted non-GAAP financial measures to GAAP.

•
Earnings (loss) for the quarter and year included non-cash impairment charges of $192 million ($161 million after tax effects) related to assets of businesses acquired in 2014 and 2015 that have significant exposure to oil and natural gas markets.

•	Sales for the quarter increased 7 percent. The fiscal fourth quarter of 2016 included 14 weeks compared to 13 weeks in 2015.

•	Gross margin rates remained strong, consistent with last year's rates.

•	Operating earnings before non-cash impairment charges were up 12 percent for the quarter compared to the fourth quarter last year.

•	Earnings for the year 2015 included net investment income of $192 million ($141 million after tax effects) from Liquid Finishing businesses sold in the second quarter of 2015.

•	Net earnings for the year 2015 included non-recurring income tax benefits totaling $9 million, or $0.15 per diluted share.
“The Company posted the highest quarterly sales growth rate of the year in the 14-week fourth quarter, with double-digit performance from our Contractor segment and high single-digit growth from our EMEA region,” said Patrick J. McHale, Graco’s President and Chief Executive Officer. “On an organic, constant currency basis we achieved growth in every region and reportable segment for the quarter and the full year, with the exception of our Process segment, which continues to experience headwinds from ongoing weakness in the oil and natural gas market. The large impairment charge in our Oil and Natural Gas business this quarter is a disappointment, but we remain committed to the long-term potential of this business. We continue to invest in commercial resources to expand geographic coverage, drive innovation, grow our channel, and increase market share. As the market recovers, we expect to benefit from these actions and will strive to turn this business into a solid performer for Graco.”

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Non-cash Impairment Charges

In 2016, operating results of our Oil and Natural Gas reporting unit ("ONG") within the Process segment fell short of expectations due to weakness in oil and natural gas markets. At the end of the third quarter, we concluded that the depth and length of industry weakness, and its continuing impact on ONG results, were greater than previously expected, so we initiated an impairment analysis. We completed the impairment analysis in the fourth quarter and recorded adjustments to reduce goodwill by $147 million and other intangible assets by $45 million. The non-cash impairment charges reduced operating earnings by $192 million, created a $31 million deferred tax benefit, and decreased net earnings by $161 million.

Financial Results Adjusted for Comparability

Non-cash impairment charges in 2016 and investment income from Liquid Finishing businesses sold in 2015 created large fluctuations in financial results. Excluding those items provides a more consistent comparison of ongoing financial results. A calculation of the non-GAAP measurements of adjusted operating earnings, net earnings and diluted earnings per share, excluding non-cash impairment charges in 2016 and investment income in 2015, follows (in millions except per share amounts):

	Quarter Ended		Year Ended
	Dec 30, 2016	Dec 25, 2015	Dec 30, 2016	Dec 25, 2015
Operating Earnings (Loss), as reported	$(106.9)	$76.1	$113.9	$302.1
Impairment	192.0	—	192.0	—
Operating Earnings, adjusted	$85.1	$76.1	$305.9	$302.1

Net Earnings (Loss), as reported	$(104.2)	$53.5	$40.7	$345.7
Impairment	192.0	—	192.0	—
Held separate investment (income), net	—	(0.9)	—	(191.6)
Income tax effect	(30.6)	0.3	(30.6)	50.2
Net Earnings, adjusted	$57.2	$52.9	$202.1	$204.3

Weighted Average Diluted Shares	57.1	57.3	57.0	59.0
Diluted Earnings (Loss) per Share
As reported	$(1.83)	$0.94	$0.71	$5.86
Adjusted	$1.00	$0.93	$3.55	$3.46

Consolidated Results

Sales for the quarter increased 7 percent, with increases of 7 percent in the Americas, 9 percent in EMEA (14 percent at consistent translation rates) and 4 percent in Asia Pacific. Sales for the year increased 3 percent, with increases of 2 percent in the Americas, 7 percent in EMEA and 3 percent in Asia Pacific. Incremental sales from operations acquired within the last 12 months totaled $4 million for the quarter and $19 million for the year. Changes in currency translation rates reduced sales by approximately $4 million for the quarter and $12 million for the year. Organic sales at consistent translation rates increased 7 percent for the quarter and 3 percent for the year. There were 53 weeks in fiscal 2016, with 14 weeks in the fourth quarter compared to 52 weeks in fiscal 2015, with 13 weeks in the fourth quarter.

Gross profit margin rates for the quarter and year were consistent with rates in the comparable periods last year. The favorable effects of realized pricing and product and channel mix offset the unfavorable impacts of lower factory volume.

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Total operating expenses for 2016 include the non-cash impairment charge of $192 million in the fourth quarter. Excluding this charge, operating expenses increased by $4 million (4 percent) for the quarter and $20 million (5 percent) for the year. Expenses of acquired operations totaled $2 million for the quarter and $9 million for the year.

Operating earnings for the quarter, before non-cash impairment charges, increased 12 percent over the comparable period last year. For the year, operating earnings before non-cash impairment charges increased 1 percent, as the 5 percent increase in expenses exceeded the 3 percent increase in sales.

The effective tax rate for the quarter was 6 percent compared to a 27 percent effective rate for the fourth quarter last year. The impact of the impairment on the effective tax rate was a decrease of approximately 23 percentage points. The fourth quarter of 2016 included one quarter of the federal R&D credit while the fourth quarter of 2015 included a full year of the credit. The effective tax rate for the year was 58 percent, including approximately 28 percentage points related to the impairment charge, compared to 27 percent in 2015. Last year’s rate included favorable impacts of non-recurring tax benefits and post-tax dividend income, partially offset by the tax rate effects of the gain on the sale of Liquid Finishing business assets. The net increase in effective rate from those items was partially offset by additional 2016 benefit from foreign earnings being taxed at lower rates than the U.S.

Segment Results

Management assesses performance of segments by reference to operating earnings excluding unallocated corporate expenses and asset impairments. For a reconciliation of segment operating earnings to consolidated operating earnings, refer to the Segment Information table included in the financial statement section of this release. Certain measurements of segment operations are summarized below:

	Quarter Ended			Year Ended
	Industrial	Process	Contractor	Industrial	Process	Contractor
Net Sales (in millions)	$174.6	$70.6	$103.9	$629.6	$266.6	$433.1
Percentage change from last year
Sales	4%	2%	17%	2%	(3)%	9%
Operating earnings	4%	17%	27%	3%	(18)%	6%
Operating earnings as a percentage of sales
2016	34%	15%	19%	33%	13%	21%
2015	34%	13%	18%	33%	16%	22%

Industrial segment sales for the quarter increased 4 percent (6 percent at consistent translation rates), including increases of 11 percent in EMEA (15 percent at consistent translation rates) and 5 percent in Asia Pacific. Sales were flat in the Americas. Sales for the year increased 2 percent (3 percent at consistent translation rates), including increases of 6 percent in both EMEA and Asia Pacific (8 percent at consistent translation rates), partially offset by a decrease of 3 percent in the Americas. Operating margin rates for the Industrial segment were consistent with prior year.

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Process segment sales for the quarter increased 2 percent (4 percent at consistent translation rates). An increase of 6 percent in the Americas offset decreases of 9 percent in EMEA and 1 percent in Asia Pacific (both flat at consistent translation rates). Sales for the year in this segment were down 3 percent (1 percent at consistent translation rates), including decreases of 1 percent in the Americas, 5 percent in EMEA (flat at consistent translation rates) and 6 percent in Asia Pacific (4 percent at consistent translation rates). Operating margin rate improved in the fourth quarter, with higher sales volume and gross margin rate. For the year, operating margin rate decreased compared to last year due to lower sales volume and unfavorable expense leverage.

Contractor segment sales for the quarter increased 17 percent, with increases of 17 percent in the Americas, 19 percent in EMEA and 8 percent in Asia Pacific. Sales for the year increased 9 percent, with increases of 9 percent in the Americas and 18 percent in EMEA, partially offset by a 3 percent decrease in Asia Pacific. Operating margin rate improved in the fourth quarter, with higher sales volume, improved gross margin rate and favorable expense leverage. Operating margin rates decreased slightly compared to last year due to unfavorable expense leverage and product and channel mix.

Outlook

“Today we are initiating our full-year 2017 outlook of low single-digit organic sales growth on a constant currency basis worldwide, with low single-digit growth expected in each geographic region of the world,” stated McHale. “Graco is focused on achieving full-year sales growth in all geographic regions and reportable segments. Our Process segment experienced headwinds throughout 2016 and remains a source of caution as we enter 2017, despite easier comparables, while the outlook for our Contractor segment is for mid single-digit sales growth in 2017.”

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Form 10-K, Form 10-Qs and Form 8-Ks, and other disclosures, including our 2015 Overview report, press releases, earnings releases, analyst briefings, conference calls and other written documents or oral statements released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. All forecasts and projections are forward-looking statements. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. The Company undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed due to the impact of changes in various factors. These risk factors include, but are not limited to: our Company’s growth strategies, which include making acquisitions, investing in new products, expanding geographically and targeting new industries; economic conditions in the United States and other major world economies; changes in currency translation rates; changes in laws and regulations; compliance with anti-corruption laws; new entrants who copy our products or infringe on our intellectual property; risks incident to conducting business internationally; the ability to meet our customers’ needs and changes in product demand; supply interruptions or delays; security breaches; the possibility of asset impairments if acquired businesses do not meet performance expectations; political instability; results of and costs associated with, litigation, administrative proceedings and regulatory reviews incident to our business as well as indemnification claims under our asset purchase agreement with Carlisle Companies Incorporated, Carlisle Fluid Technologies, Inc., and Finishing Brands Holdings Inc.; the possibility of decline in purchases from few

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large customers of the Contractor segment; variations in activity in the construction, automotive, mining and oil and natural gas industries; our ability to attract, develop and retain qualified personnel; and catastrophic events. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2015 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Investors should realize that factors other than those identified above and in Item 1A might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 31, 2017, at 11 a.m. ET, 10 a.m. CT, to discuss Graco’s fourth quarter results.

A real-time webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2 p.m. ET on January 31, 2017, by dialing 888-203-1112, Conference ID #9371987, if calling within the U.S. or Canada. The dial-in number for international participants is 719-457-0820, with the same Conference ID #. The replay by telephone will be available through February 4, 2017.

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Year Ended
	Dec 30, 2016	Dec 25, 2015	Dec 30, 2016	Dec 25, 2015
Net Sales	$349,063	$325,557	$1,329,293	$1,286,485
Cost of products sold	164,359	153,805	621,054	601,785
Gross Profit	184,704	171,752	708,239	684,700
Product development	15,642	13,579	60,606	58,559
Selling, marketing and distribution	57,147	51,931	215,253	201,855
General and administrative	26,771	30,166	126,481	122,161
Impairment	192,020	—	192,020	—
Operating Earnings (Loss)	(106,876)	76,076	113,879	302,125
Interest expense	4,122	4,190	17,590	17,643
Held separate investment (income), net	—	(891)	—	(191,635)
Other expense (income), net	(28)	(257)	(366)	1,404
Earnings (Loss) Before Income Taxes	(110,970)	73,034	96,655	474,713
Income taxes	(6,757)	19,490	55,981	129,000
Net Earnings (Loss)	$(104,213)	$53,544	$40,674	$345,713
Net Earnings (Loss) per Common Share
Basic	$(1.87)	$0.96	$0.73	$6.00
Diluted	$(1.83)	$0.94	$0.71	$5.86
Weighted Average Number of Shares
Basic	55,745	55,898	55,617	57,610
Diluted	57,103	57,257	56,960	59,007

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	Dec 30, 2016	Dec 25, 2015	Dec 30, 2016	Dec 25, 2015
Net Sales
Industrial	$174,603	$167,137	$629,581	$616,069
Process	70,562	69,294	266,630	273,631
Contractor	103,898	89,126	433,082	396,785
Total Sales	$349,063	$325,557	$1,329,293	$1,286,485

Operating Earnings
Industrial	$59,764	$57,249	$207,183	$201,749
Process	10,445	8,910	35,750	43,833
Contractor	20,137	15,897	91,837	86,447
Unallocated corporate (expense)	(5,202)	(5,980)	(28,871)	(29,904)
Impairment	(192,020)	—	(192,020)	—
Total Operating Earnings (Loss)	$(106,876)	$76,076	$113,879	$302,125

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec 30, 2016	Dec 25, 2015
ASSETS
Current Assets
Cash and cash equivalents	$52,365	$52,295
Accounts receivable, less allowances of $12,700 and $10,400	218,365	225,509
Inventories	201,609	202,136
Other current assets	31,023	29,077
Total current assets	503,362	509,017
Property, Plant and Equipment, net	189,596	178,437
Goodwill	259,849	394,488
Other Intangible Assets, net	178,336	227,987
Deferred Income Taxes	86,653	56,976
Other Assets	25,313	24,447
Total Assets	$1,243,109	$1,391,352
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$8,913	$15,901
Trade accounts payable	39,988	40,505
Salaries and incentives	37,109	44,673
Dividends payable	20,088	18,447
Other current liabilities	71,887	75,090
Total current liabilities	177,985	194,616
Long-term Debt	305,685	392,695
Retirement Benefits and Deferred Compensation	159,250	137,457
Deferred Income Taxes	17,672	22,303
Other Non-current Liabilities	8,697	8,730
Shareholders’ Equity
Common stock	55,834	55,766
Additional paid-in-capital	453,394	398,774
Retained earnings	206,820	285,508
Accumulated other comprehensive income (loss)	(142,228)	(104,497)
Total shareholders’ equity	573,820	635,551
Total Liabilities and Shareholders’ Equity	$1,243,109	$1,391,352

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended
	Dec 30, 2016	Dec 25, 2015
Cash Flows From Operating Activities
Net Earnings	$40,674	$345,713
Adjustments to reconcile net earnings to net cash provided by operating activities
Impairment	192,020	—
Depreciation and amortization	48,290	44,607
Deferred income taxes	(35,561)	(11,585)
Share-based compensation	21,134	19,224
Excess tax benefit related to share-based payment arrangements	(6,913)	(1,775)
(Gain) loss on sale of business	—	(149,894)
Change in
Accounts receivable	4,506	(18,276)
Inventories	(693)	(34,109)
Trade accounts payable	553	4,305
Salaries and incentives	(6,809)	(1,385)
Retirement benefits and deferred compensation	10,995	11,870
Other accrued liabilities	3,298	1,645
Other	(2,401)	(20,701)
Net cash provided by operating activities	269,093	189,639
Cash Flows From Investing Activities
Property, plant and equipment additions	(42,113)	(41,749)
Acquisition of businesses, net of cash acquired	(48,946)	(189,017)
Proceeds from sale of assets	—	610,162
Change in restricted assets	288	(9,518)
Other	(164)	61
Net cash provided by (used in) investing activities	(90,935)	369,939
Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	(5,995)	11,216
Borrowings on long-term line of credit	648,134	720,605
Payments on long-term line of credit	(735,144)	(942,910)
Payments of debt issuance costs	(860)	—
Excess tax benefit related to share-based payment arrangements	6,913	1,775
Common stock issued	32,631	18,835
Common stock repurchased	(50,497)	(274,503)
Cash dividends paid	(73,434)	(69,429)
Net cash provided by (used in) financing activities	(178,252)	(534,411)
Effect of exchange rate changes on cash	164	3,472
Net increase (decrease) in cash and cash equivalents	70	28,639
Cash and Cash Equivalents
Beginning of year	52,295	23,656
End of period	$52,365	$52,295

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